Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Event Date/Time: Jun. 02. 2008 / 2:00PM PT

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

CORPORATE PARTICIPANTS

Brenda Ropoulos

Credence Systems Corp.—IR

Lavi Lev

Credence Systems Corporation—CEO

Casey Eichler

Credence Systems Corp.—CFO

CONFERENCE CALL PARTICIPANTS

Brian Lee

Citi—Analyst

Christopher Blansett

JPMorgan—Analyst

Jim Covello

Goldman Sachs—Analyst

Patrick Ho

Stifel Nicolaus—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2008 Credence Systems Corporation earnings conference call. I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We’ll facilitate a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the presentation over to your host for today’s call, Ms. Brenda Ropoulos with Investor Relations. Please proceed, ma’am.

Brenda Ropoulos —Credence Systems Corp.—IR

Thanks. Good afternoon, everyone, and welcome to our discussion of the Credence second quarter fiscal 2008 results. With me today are Lavi Lev, President and Chief Executive Officer; and Casey Eichler, Chief Financial Officer. The press release announcing our financial results is on the Credence website on the home page. Before we begin our prepared remarks I would like to cover some guidelines for the call. It is our objective that this call will comply with the requirements of SEC Regulation FD. This call also includes and constitutes the Company’s official guidance for the third quarter of fiscal 2008. If at any time after this call we should communicate any material changes to this guidance, we intend that such updates will be done using a public forum such as a press release or publicly announced conference call.

Investors should note that only the Chief Executive Officer and the Chief Financial Officer are authorized to supply Company guidance. The matters that we discuss today other than historical information include forward-looking statements relating to our future financial performance and other performance expectations. Investors are cautioned that forward-looking statements are neither promises nor guarantees but involve risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements. Some of those risks and uncertainties are detailed in our filings with the Securities and Exchange Commission including our Form 10-K filed in January 2008 and our quarterly reports on Form 10-Q.

The Company disclaims any obligation to publicly update or revise any such forward-looking statements to reflect events or circumstance that occur after this call. In addition, we want to make clear to investors that our prepared remarks will be presented within the requirements of the SEC Regulation G regarding Generally Accepted Accounting Principles or GAAP. Some financial information presented by us during the call will be provided on both a GAAP and a non-GAAP basis. By disclosing certain non-GAAP information, which may include certain charges and credits, management intends to provide investors with additional information to permit further analysis of the Company’s performance, core results, and underlying trends.

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Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Management uses non-GAAP measures to better assess operating performance and to establish operational goals. Non-GAAP information should not be viewed by investors as a substitute for nor superior to data prepared in accordance with GAAP and is not necessarily comparable to financial metrics used by other companies. If we use any non-GAAP financial measure during the call you will find the required presentation of and reconciliation to the most directly comparable GAAP financial measure on the Company’s website at www.credence.com by clicking on Investors, Fundamental Data and then selecting the non-GAAP reconciliation tab.

Finally, this call is being simultaneously webcast on our website. A telephone replay and the webcast link will be available approximately one hour following the conclusion of this call. Now it’s my pleasure to turn the call over to Lavi.

Lavi Lev —Credence Systems Corp.—CEO

Thank you, Brenda. Good afternoon and welcome. Let me briefly outline the agenda for this call. First, I’ll provide an overview of the second quarter and give you progress report on our growth plans. Then, our CFO, Casey Eichler, will give you a detailed financial review of the second quarter and provide guidance for the third quarter.

Here are the highlights for our second quarter of fiscal 2008. On financials, revenue of $68.1 million was at the high end of our guided range of 64-point — 64 to $68 million. This revenue was characterized by significant increase in our consumer business. This increase substantially offset the previously announced shortfall by a major customer. Our book-to-bill was 1.06 reflecting continued demand for customers in the consumer semiconductor industry who recognize the inherent value of our products. On the balance sheet, we maintained a strong cash position, closing the quarter with a cash balance of $228 million. As for the bottom line, our loss for the quarter was $18.9 million1. We are expecting to reach profitability as we exit the first half of 2009. This delay from our original plan is a result of remaining exposure to revenue decline from one of our large customers and delay in realizing some of the operational savings related to our restructuring.

On products, Diamond delivered a record bookings quarter and we believe that the stage has been set for Diamond to become the benchmark for cost of test in the consumer marketplace. Sapphire revenue exceeded our expectations with most of the new demand coming from the high end consumer space and upgrade to the higher speed instruments for existing systems. And lastly, our increased investment in ASL is being received extremely well by our customers and they are continuing to invest heavily in the platform with new tester buys. On operations, we are successfully progressing on our plan by removing inefficiencies and divesting of businesses that are not core to our strategy. Now, let me provide you more color on our product strategy and operations.

First, a little perspective and background. Per our announcement in January we are focusing our strategy on the fast growing consumer semiconductor industry and we are concentrating our resources on our core product platforms to satisfy the application needs of value conscious consumer IDMs, OSATs, and fabless chip companies. We are now beginning to see the payoff of this strategy in terms of increased acceptance of Diamond, Sapphire and ASL from consumer customers who manufacture devices for products like MP3 players, video games and high definition televisions.

On Diamond, our booking this quarter for Diamond set a new record as customers recognized the unparalleled value it offers in the market today for digital mixed signal testing of consumer devices. This quarter we won six new customers for Diamond. In most cases the win came at the expense of competition, where we were able to demonstrate a better solution across the value spectrum of cost, performance and usability. Based on customers’ request, we are well under way with extensive program to convert competitive platforms to Diamond.

This process has enabled us to take market share. Specifically, more than 10% of our total Diamond installation to date in Asia have been converted from Verigy 93K platforms. The number of installations converted from Teradyne J750 is quickly approaching double digits as well. These achievements are a validation of our value, our customers get in form of absolute lowest cost of test and ownership, massive parallellism—and out-of-the box quality and functionality.

Sapphire. In the high end consumer and computing markets, Sapphire continues to be the plan of record with major IDM and fabless companies, testing digital base bin, cameras, set-top boxes, HDTV, microprocessors and other high end performance digital mixed signal devices. Sapphire continues to prove its cost performance value in the consumer space and our customers are reporting up to 50% cost savings due to its capability for massive parallelism. We are continuing to invest in Sapphire to meet the evolving needs of the marketplace.

[1]	This was incorrectly stated as $18.9 million and is correctly stated in the press release as $18.7 million.

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Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

In response to the trend of adding RF capabilities to high performance digital devices, we are adding RF to the Sapphire platform and will make it available to our customers in 2009.

On ASL. ASL is a truly unique platform that is a testament to our mission of delivering the value standard for our customers. ASL is pervasive worldwide and added four new customers this quarter bringing our total list to over 180 companies. ASL demand is strong and our outsourced manufacturing is enabling us to ramp capability and capacity to meet this increased demand. Today, over 80% of the OSATs in Taiwan use ASL. In addition, we are starting to grow our position in China as more and more companies outsource their test and assembly there. This puts us in an extremely enviable position in Asia.

I would like now to turn to the update — to an update on our restructuring efforts. We are far along in our restructuring plan to lower costs, eliminate waste and increase efficiencies. There is still work to be done. Our to do list has not changed, despite the fact that some things will take longer. The product traction we demonstrated this quarter in the consumer space shows that once complete, Credence will be positioned to achieve long-term growth and profitability across industry cycles. In the meantime, we have made tremendous progress on our restructuring to do list.

We significantly reduced our break-even number and increased our cash position.

We divested our diagnostics and characterization business and discontinued custom engineering programs, neither of which were core to our strategy.

Our manufacturing outsourcing is on track and we plan to complete the process as announced by the end of 2008, with at least 80% of our manufacturing capabilities being outsourced to Asia.

We have increased our investment in ASL and communicated a long-term road map to our customers. We have doubled our resources on Diamond. And we are adding functionality to Sapphire to address additional needs of the high end consumer space.

We continue to simplify our logistical and operational structure by closing offices and consolidating operations, though closing some of our European offices took longer and cost more than we had anticipated.

In closing, we are a technology Company first and foremost. And the two most important things for us are to build products that bring technical and business value to our customers and to do it profitably. Reducing the cost of test is the most significant challenge facing semiconductor industry today and a single platform strategy falls short of addressing this challenge, especially in this cost sensitive market. At the end of the day, Credence is winning because we have the right platform for the right job at the right price. That is what customers care about and we have made it our mission to deliver. I’m excited by our traction in these markets and the progress in our restructuring plans. With that, I will turn the call over to Casey who will provide you with the financial details.

Casey Eichler —Credence Systems Corp.—CFO

Thank you, Lavi. Lavi has already covered the highlights of this quarter so let me get into the details. It’s been a very active quarter. We completed the sale of our Diagnostics and Characterization product line as reported in our last call. In addition, we continued to work on our restructuring activities. Revenue for the first quarter was $68.1 million, an increase of $4.7 million or 7%, when compared to $63.4 million in the prior quarter. Incoming orders were $72.1 million, reflecting a book-to-bill ratio of 1.06. Product bookings were stronger in Q2 than in Q1, with Q1 representing seasonally strong service bookings.

Product revenues were $46.8 million, an increase of $5.5 million or 13%, when compared to $41.3 million in the prior quarter. Product revenues represented 69% of total revenue. Service and applications revenue was $21.3 million, a decrease of $800,000 or 3% when compared to $22.1 million in the prior quarter. Service and application revenue represented 31% of total revenue. From a product mix perspective, revenue for the high end consumer and MPU business was $24.2 million, an increase of $6.7 million, or 38.7% when compared to $17.4 million in the prior quarter. The increase came primarily from Sapphire growth in the high end consumer business. Revenue from our main stream consumer business was $21 million, a decrease of $500,000 or 2% when compared to $21.5 million in the prior quarter. Revenue from the Diagnostics and Characterization product line was $1.6 million, a decrease of $500,000 or 18% when compared to $2.2 million in the prior quarter.

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Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

As previously reported, we signed an agreement in the first quarter to sell the Diagnostics and Characterization product line. This transaction was closed in the second quarter. There will be an additional non-material amount of product revenue in the third quarter based on systems that are awaiting final acceptance. The top 10 customers represented 70% of revenue with three customers each contributing greater than 10% of revenue. IDM and fabless customers accounted for 82%, with the remaining 18% coming from OSATs. On a geographical basis, North America accounted for 30% of revenue, Europe 21% and Asia, including Japan, 49%.

Gross margin for the quarter was 41%, compared to 41.2% in the prior quarter. Included in the cost of goods sold was a $1.3 million planned restructuring charge and an additional $1.8 million charge related to changes in business conditions in our automotive product line. In addition, margins were impacted by product mix, in particular related to the remainder of the Diagnostics and Characterization product line. Gross margin was approximately 46% excluding these charges. As we noted in the last earnings call, these restructuring charges were planned and should drop off significantly over the next couple of quarters, as we complete the restructuring plans.

Total operating expenses were $44 million, a decrease of $36.4 million or 45% compared to the prior quarter. Excluding one-time charges, Q2 operating expenses were $38.7 million, down $4.5 million or 10% from $43.2 million in the prior quarter. One-time charges in the quarter included a $3.4 million non-cash charge related to the sale of the Diagnostics and Characterization product line as well as our restructuring charge of $1.9 million.

Operating expenses of $80.4 million in the prior quarter included a $10.7 million restructuring charge, a charge for $3.6 million related to the sale lease back of our Hillsboro facility and a $23 million non-cash impairment charge related to the divestiture of the Diagnostics and Characterization product line.

Research and Development expenses were $15.7 million, a decrease of $1.5 million or 9%, compared to $17.2 million in the prior quarter, primarily due to the divestiture of the Diagnostics and Characterization product line and restructuring activities. SG&A expenses were $19.7 million, a decrease of $1.8 million or 8% from the prior quarter. Amortization and stock option compensation expenses were $3.3 million, and $740,000 respectively. Other income and expense was $1.9 million, an increase of $900,000 compared to $1 million in the prior quarter. Other income and expense include interest income, interest expense, and foreign exchange translation expenses.

Income tax expense for the quarter was $683,000. Net loss for the quarter was $18.7 million, or $0.18 per share, compared to a loss of $56.1 million or $0.55 per share in the prior quarter. This loss was higher than originally forecast, primarily due to slower restructuring of our foreign subsidiary and additional expenses related to the completion of the divestiture of the Diagnostics and Characterization product line.

So let me recap the one-time and extraordinary charges for the quarter. Cost of goods sold includes a $1.3 million charge for restructuring. Operating expenses include a $1.9 million charge for restructuring. Operating expenses also include a $3.4 million loss related to the completion of the divestiture of our Diagnostics and Characterization product line. Excluding these one-time and extraordinary charges, net loss was $12.1 million or $0.12 per share.

Now let me turn my focus to the balance sheet. Cash, and short term investments were approximately $228 million, compared to $241 million in the prior quarter. Since the close of our quarter, we paid off $72.5 million of convertible bonds that were due on May 13, 2008. Accounts receivable was approximately $58.1 million, compared to $58.3 million in the prior quarter. DSOs were 78 days, compared to 84 days in the prior quarter. Inventory was $50.3 million, compared to $51.3 million in the prior quarter. Our full-time and temporary headcount at the end of the second quarter was 1,086 employees, compared to 1,250 employees at the end of the prior quarter.

Before I review our guidance, I’d like to remind you that our guidance is based on current expectations. These statements are forward-looking and actual results may differ materially based on a number of factors as stated at the beginning of this call.

Here is the guidance for the third quarter of fiscal 2008. Revenues expected to be in the range of 64 million to $68 million. Gross margin is expected to be 45 to 47% and includes a $1 million charge for restructuring. Operating expenses are expected to be in the range of $35 to $38 million, and will include a $1 million charge for restructuring and a $3.3 million charge for amortization. Net loss for the quarter is expected to be $8 to $10 million or $0.08 to $0.10 per share. On an operating basis we will be cash flow break-even at the end of Q3. As for more clarity on our model, by the end of fiscal 2008, we expect our break-even revenue level to be in the range of $72 to $74 million and to be cash flow positive. With that I’d like to turn the call back over to Brenda.

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Brenda Ropoulos —Credence Systems Corp.—IR

Operator, that concludes our prepared remarks. We’d like to open the call now for Q&A.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Timothy Arcuri with Citi. Please proceed.

Brian Lee —Citi—Analyst

Hi, guys. This is actually [Brian Lee] calling in for Tim. Just had a few quick things. First, clarification. The 72 to 74 year-end break-even target, that’s fiscal and that’s GAAP?

Casey Eichler —Credence Systems Corp.—CFO

That is fiscal and it is, yes.

Brian Lee —Citi—Analyst

That is GAAP. Okay. Great. Then maybe if you could provide a little bit more color. What are some of the moving parts here that are pushing out your restructuring efforts, I guess by about two quarters here?

Lavi Lev —Credence Systems Corp.—CEO

Yes, I can elaborate. So as we said, we have a pretty complex task ahead of us, focusing the Company on the consumer market where before it had various businesses, some of them were consumer, some of them were not and some of them were custom made test solutions for companies. So we are, as you see, a lot of our guidance is around restructuring here, restructuring there and so on. So we have offices that we closed in Europe. Due to European labor laws this process can sometimes take longer than expected. We are — when we are divesting some — when we divested some of the businesses, it leaves some trail of items that we need to take care of here, so we are basically going through the same identical to do list that we put for ourselves when we announced it in the beginning of the year. Just we took a very aggressive stance as to when we are going to complete those tasks and it just takes us a bit longer.

So it’s just a lot of small items that need to be taken care of. You need to get rid of inventory when you are divesting of something. You need to make sure that when you close an office, things need to move from one place to another, employees need to be taken care of and so on. It’s a long and boring list but the whole thing amounts to a couple of quarters longer of work than we anticipated.

Brian Lee —Citi—Analyst

Okay. Great. Well, maybe as a follow-up to that, I thought you guys had said in the past by fiscal Q2 you would be down to about a headcount of 900 and obviously you’re quite a bit above that. Does that suggest that there’s some more headcount reductions here over the next couple of quarters?

Lavi Lev —Credence Systems Corp.—CEO

Well, as I said, due to labor laws, things are taking longer and we need to keep, some employees are being kept on our books longer than we anticipated. In Europe you have to go through a workers’ council and other processes that keeps the headcount higher for longer. What you see here is a result of that. We’re expecting that we are — we are basically finishing it right now and we are expecting that you’ll see this reduction very soon.

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Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Brian Lee —Citi—Analyst

Okay. Great. One more from me. Has there been any changes to your POR status at your largest customer and can you comment on your outlook for market share dynamics at that account going forward?

Lavi Lev —Credence Systems Corp.—CEO

Yes. So this is a question that I enjoy answering every quarter. So no, there is no change at all. We are the POR. What we also — we don’t see any traction whatsoever on the competitive side in that account. The positive signs for us in addition to maintaining this account is that one of the goals of our restructuring was to dilute our dependency on any single customer, this account or other, as a result of us focusing on the consumer market. A couple of years ago, if one would do the calculation, we had about 30% of our revenue, product revenue, coming from consumer and about 70% from other businesses, like high end microprocessors, custom solutions for test, and Diagnostics and Characterization business and so on.

As of this quarter, about 60%, 6-0 percent of our product revenue comes from the consumer market and 40% from the rest. So there is a very stable progression and increase of the percentage of our business that comes from the consumer. So what it, it gives us the peace of mind and the confirmation that our strategy to focus on the consumer market with a number of applications that are using our testers is very large, was the right strategy and our dependency on any one big customer is going to be significantly diluted. Going back to your original question, we see no change whatsoever as us being the POR at our major North American IDM.

Brian Lee —Citi—Analyst

Okay. Great. And then just — I lied. One last housekeeping question from me for CASEY On the net other income line, that came in quite a bit lower than I would have been expecting this quarter. How should we be looking at that line for fiscal Q3?

Casey Eichler —Credence Systems Corp.—CFO

The other income and expense?

Brian Lee —Citi—Analyst

Yes.

Casey Eichler —Credence Systems Corp.—CFO

I would look at that line item to be about $1 million next quarter.

Brian Lee —Citi—Analyst

Expense; correct?

Operator

Next question comes from the line of Christopher Blansett with JPMorgan. Please proceed.

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Christopher Blansett —JPMorgan—Analyst

Hi, guys. First question was tied to your manufacturing transition. You indicated 80%. Could you remind me like say at the end of your fiscal year or maybe at some point what are you like kind of the run rate as you exit the year? Is that what you meant by the 80%?

Lavi Lev —Credence Systems Corp.—CEO

What we meant by 80%, that basically 80% of everything we manufacture and drop ship will be done from Asia. So basically, if we give it name and a face, the idea is that some legacy testers we’ll still be manufacturing in North America and obviously test solutions, platforms that are needed by our North American customers that are next door will be, continue to be, manufactured from North America and everything else will be drop shipped from Asia. We are actively drop shipping three of our platforms right now from Asia. Our manufacturing outsourcing partners are up to speed and already working. We’re just increasing the volume that they are taking over for the quarter. So we are constantly on our plan.

Christopher Blansett —JPMorgan—Analyst

On a non-GAAP basis, then, when you look out, when do you expect to see the full benefit of this transition. When will we see the end of the margin improvement, then?

Lavi Lev —Credence Systems Corp.—CEO

Well, the — most of the benefit we are already dialing in, dialed in. There is some more that will come in Q3, this quarter, ‘09, and the next quarter after that. But due to the fact that already significant amount is there, we’re seeing — we’re already seeing the benefit. There is some more reduction that we were anticipating of personnel in our North American facility that are expected this quarter. These people know about it. And we will see the impact of this quarter, from this quarter.

Christopher Blansett —JPMorgan—Analyst

Okay. Was your largest historical customer a 10%er this quarter?

Lavi Lev —Credence Systems Corp.—CEO

Yes.

Christopher Blansett —JPMorgan—Analyst

And then one kind of question maybe for CASEY When you think about managing your OpEx going forward, are these — are you managing kind of as a percentage of revenue or more of an absolute basis for a while here?

Casey Eichler —Credence Systems Corp.—CFO

We’re probably managing at an absolute basis right now. What we’re trying to do is obviously go back and look at the core focus on the consumer market and continue to put as much leverage on the operating model as possible. So what was done last year obviously is, as Lavi said, what we have said, in the past was picking some of the low fruit. This year, we’re really kind of reorganizing and restructuring the business to get all of our energy behind the core focus that he’s talked about. I think in the next year, we’ll continue to see opportunities to be able to take the operating margin or operating level down and we’re going to continue to do that. But probably on an absolute basis is the way to think about it right now.

Christopher Blansett —JPMorgan—Analyst

Then, about the comments, Lavi, that you made about some of the headcount that was a little delayed coming offline. That will really start to show up next quarter so we should expect the corresponding, this is the OpEx reductions you were talking about taking place?

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Lavi Lev —Credence Systems Corp.—CEO

Yes.

Christopher Blansett —JPMorgan—Analyst

Thank you appreciate it.

Operator

Your next question comes from the line of Jim Covello with Goldman Sachs. Please proceed.

Jim Covello —Goldman Sachs—Analyst

Thanks so much for all the information around the near term. Question is kind of longer term. In order for the Company to achieve significant profitability, longer term, is it — how much market share do you have to get to? What are the market share targets to get to significant profitability? You can define significant however you want. But not just break-even. Making $0.20, $0.30, $0.40. What kind of market share targets do you need to reach in each of the markets in order to get there? And I know there’s going to be a mix question within that. So you can make whatever assumption you want. I just need to understand what kind of market share you need to achieve to make significant profitability?

Lavi Lev —Credence Systems Corp.—CEO

Well, I don’t know if I have all the data ready offhand here. With ASL, I think we are already there. I really don’t have the numbers with me right now to give you the exact market share associated with it. But it is having about 2,200 machines in Asia, with ASL at over 3,000, I think we are basically testing the bulk of the devices that it needs. With Diamond, I don’t think I — I would love to be able to answer this question accurately, but we probably need to have a further increase roughly to about $80 million annually as revenue from that tester in order to achieve our targets. But I don’t have the market share data offhand that I can really with a lot of confidence quote you these numbers.

Jim Covello —Goldman Sachs—Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of Patrick Ho with Stifel Nicolaus. Please proceed.

Patrick Ho —Stifel Nicolaus—Analyst

Thanks a lot. I think, just following up on Jim’s question about market share, you noted that you’ve won some new customers over the past few quarters but at least looking at the near term revenue outlook, it’s relatively flat to slightly down. Are these new wins something that we’ll see more in 2009 as those devices get rolled out or is it something that we’ll still see near term?

Lavi Lev —Credence Systems Corp.—CEO

We are continuing to actively win customers. The reason that you see this — the guidance for this quarter — basically flat with the quarter that we just ended is because we already announced that for the second half of 2008, we’ll experience a significant revenue drop from our major North American IDM. So the increase in the consumer business is plugging that hole, basically, and therefore bringing it to — compensating for it, but not adding on top of that much. As our business is — in that space is increasing rapidly, we believe that we will see growth from there. But for the next what you see here, and we already guided for going back to profitability the first half of 2009, but for this quarter we were — we have active enough of a business to get us comfortable with the hole that was created, will be plugged.

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Just to give you an example on the ASL, we had such an active booking quarter in Q2 that normally you need some turns, business that book and revenue in the same quarter in order to complete the revenue situation, the revenue projections. We need zero turns this quarter for ASL. We’re already done for the quarter before it even started. In Diamond we are almost completely there as well. So all of these are very good indications for us that our consumer business is really getting the traction that it needs. This quarter it plugs the hole but we expect to go — to continue to grow from there.

Patrick Ho —Stifel Nicolaus—Analyst

Okay. Great. Just I guess a question in terms of a comment you made during your prepared statements about your strategy versus, say, a single platform strategy. Can you I guess explain to me the benefits of your strategy, where as I guess from what I understand about single platform you get a lot of the leverages on the R&D and the OpEx lines. How does your strategy differ? How is it better, I guess, in terms of leveraging both cost of goods and expenses?

Lavi Lev —Credence Systems Corp.—CEO

Yes. So again, the focus, for us the focus is to give the customers what they really need, the right technology at the right price for them and the cost of test for them. So yes, definitely from R&D and manufacturing leverage, having one single platform is simpler and more cost effective. The biggest question is does the customer get what they need? I understand that the ATE provider, it’s good for the ATE provider maybe but the question is does the customer get what he needs.

So if you look at our three platforms, for Sapphire, for example, what we believe that the market high end consumer and MPU market, what they need is they need extreme performance, extreme accuracy, ability to handle very high bandwidth and having massive parallelism. So this is at the high end. The mid-range, where Diamond is, this is where cost of test, cramming, the whole lot of technology to extreme cost of test constraint is the winning proposition and at the low end, the ASL, you need to basically have as close as you can to zero cost and zero time to test. We believe that when you just — and we believe that these constraints or these requirements from customers are more or less universally agreed upon. We didn’t invent them. Anyone can get those statements from a customer.

So if you put all of these statements side-by-side and say all right, I want to do all of this with one single platform, it doesn’t compute for customers. It will obviously compute for having small R&D team, small manufacturing team. So this is our philosophy, is to take the additional burden of optimizing our operating cost and our R&D cost while optimizing what customer gets from us, versus just optimizing for us. One platform which is the most comfortable for us and the customer will get whatever they can get from this one single platform. The same tester that tests high end graphics or microprocessor cannot be the same tester that will test a low end, a penny worth of an IC device, it just cannot be the same. The customer will not get the same benefits, we believe.

Patrick Ho —Stifel Nicolaus—Analyst

Final question for Casey Is the tax expense over the next few quarters going to be around this $600,000, $700,000 per quarter due to the overseas contribution?

Casey Eichler —Credence Systems Corp.—CFO

That’s the way I would model it, yes.

Patrick Ho —Stifel Nicolaus—Analyst

Great. Thank you.

Operator

You have a follow-up question from the line of Christopher Blansett with JPMorgan. Please proceed. Christopher, your line is now open.

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

Christopher Blansett —JPMorgan—Analyst

Sorry. One thing we didn’t talk about or wasn’t asked about is the general demand environment, what you guys are seeing out there and it looks like you believe you’re gaining some share but how is the general demand from your customers right now?

Lavi Lev —Credence Systems Corp.—CEO

So, again, we’ll address it from our viewpoint or what is exposed to us that is not necessarily the picture for the whole industry and the reason I’m saying that is in our customers there is very active demand for our products. As I said, we completely booked ASL for this quarter before even the quarter started. We booked basically almost 85 or 80% of Diamond revenue before the quarter started. So we have very active demand from our customers for our products. This — I’m reading the same publications that all of us are reading and this is not necessarily reflective of the general global industry but those that are — we are serving, we are having a pretty active quarter. We are booking — we had very, very strong booking and we are expecting pretty active quarter this quarter.

Christopher Blansett —JPMorgan—Analyst

All right. Thanks, guys, appreciate it.

Operator

I’m showing you have no further questions at this time.

Brenda Ropoulos —Credence Systems Corp.—IR

Thank you everyone for joining us today. The Credence press release announcing the financial results for the second quarter fiscal ‘08 was sent by Market Wire and posted on our website on the home page and under Investor Relations prior to the opening of market — after the close of market today. If you do not have access to the Internet and would like a copy of the release please contact me at 408-635-4309. A replay of the call will be provided on our site later today. You can also access an audio replay by dialing 1-888-286-8010 in North America, or 617-801-6888 internationally and use pass code 23109606. Replays from both sources will be available through July 2, 2008. I want to thank you again for joining us today.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

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FINAL TRANSCRIPT

Jun. 02. 2008 / 2:00PM PT, CMOS—Q2 2008 Credence Systems Corp. Earnings Conference Call

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